Capital City Bank Group, Inc.

Reports Fourth Quarter and Full Year 2016 Results

TALLAHASSEE, Fla. (January 24, 2017) – Capital City Bank Group, Inc. (Nasdaq: CCBG) today reported net income of $3.3 million, or $0.20 per diluted share for the fourth quarter of 2016 compared to net income of $2.9 million, or $0.17 per diluted share for the third quarter of 2016, and $2.6 million, or $0.16 per diluted share, for the fourth quarter of 2015.  For the full year 2016, net income totaled $11.7 million, or $0.69 per diluted share, compared to net income of $9.1 million, or $0.53 per diluted share in 2015.

Full Year 2016 HIGHLIGHTS

•   Broader based loan growth of 4.6% driven by both increased demand and effective calling efforts

•   49% reduction in loan loss provision driven by lower loan charge-offs and strong loan recoveries

•   1.8% decrease in noninterest expenses (primarily OREO costs and FDIC fees)

•   NPAs and classified assets down by 35% and 28%, respectively

•   $10 million trust preferred securities (“TRUPs”) repurchased at a discount added $2.5 million pre-tax earnings ($0.09 per share)

•   Repurchased 435,000 shares of common stock

Fourth Quarter 2016 HIGHLIGHTS

•   Average loans grew 1.1% sequentially driven by strong commercial real estate production

•   Continued progress in reducing noninterest expenses – down 1.6% sequentially

•   NPAs and classified assets down sequentially by 10% and 7%, respectively

“We finished 2016 with a strong fourth quarter, and I am pleased with our performance for the full year,” said William G. Smith, Jr., Chairman, President and CEO. “Positive trends continued through the quarter, and we experienced solid loan growth, significant reductions in nonperforming assets, decreases in expenses and growth in earnings. We made meaningful progress throughout the year, thanks to the hard work of our associates and our sustained focus on initiatives that add value to our shareowners. As we move into 2017, I look forward to the opportunities and challenges of a new year.”

Compared to the third quarter of 2016, performance reflects higher net interest income of $0.7 million and lower noninterest expense of $0.5 million, partially offset by a $0.5 million increase in the loan loss provision, lower noninterest income of $0.2 million, and higher income taxes of $0.1 million.

Compared to the fourth quarter of 2015, the increase in earnings was due to lower noninterest expense of $0.7 million, higher net interest income of $0.3 million, and lower income taxes of $0.1 million, partially offset by lower noninterest income of $0.4 million.

For the full year 2016, the increase in earnings was attributable to lower noninterest expense of $2.0 million, higher net interest income of $1.6 million, and a $0.8 million decrease in the loan loss provision, partially offset by higher income taxes of $1.4 million and lower noninterest income of $0.4 million.

The Return on Average Assets was 0.48% and the Return on Average Equity was 4.70% for the fourth quarter of 2016.  These metrics were 0.42% and 4.12% for the third quarter of 2016, respectively, and 0.39% and 3.74% for the fourth quarter of 2015, respectively.  For the full year 2016, the Return on Average Assets was 0.43% and the Return on Average Equity was 4.22% compared to 0.34% and 3.31%, respectively, for 2015.

Discussion of Operating Results

Tax equivalent net interest income for the fourth quarter of 2016 was $20.3 million compared to $19.6 million for the third quarter of 2016 and $20.0 million for the fourth quarter of 2015.  During the fourth quarter of 2016, overnight funds were used to fund growth in the loan and investment portfolios resulting in a positive shift in our earning asset mix. Non-accrual loan adjustments also had a favorable impact. The increase in tax equivalent net interest income compared to the fourth quarter of 2015 reflects growth in the investment portfolio and a higher rate paid on overnight funds, partially offset by a decline in loan fees.  For the full year 2016, tax equivalent net interest income totaled $79.0 million compared to $77.0 million for the prior year.  The year over year increase was driven primarily by one additional calendar day and growth in the loan and investment portfolios. These increases were partially offset by generally lower loan rates.

Although the low interest rate environment continues to put downward pressure on our net interest income, we have been successful in increasing our net interest income year-over-year. The Federal Open Market Committee (FOMC) increased the federal funds rate 25 basis points to a target rate of 75 basis points in December 2016, alleviating some of this pressure in 2017, particularly in our variable rate loans. However, aggressive lending competition in all markets continues to impact the pricing for loans. Historically low rates and competition, collectively, continue to impact our loan yields.  Various loan strategies, which align with our overall risk appetite, continue to be reviewed and implemented to enhance our performance.

Our net interest margin for the fourth quarter of 2016 was 3.34%, an increase of 11 basis points over the third quarter of 2016 and a decrease of three basis points from the fourth quarter of 2015.  The increase in the margin compared to the third quarter of 2016 was due to growth in our loan and investment portfolios, in addition to $0.5 million in net interest recoveries.  The decrease in the margin compared to the fourth quarter of 2015 was primarily attributable to lower loan yields.  For the full year 2016, the net interest margin declined six basis points to 3.25% compared to 2015, primarily due to lower loan yields and loan fees.

The provision for loan losses for the fourth quarter of 2016 was $0.5 million compared to no provision for the third quarter of 2016 and $0.5 million for the fourth quarter of 2015.  For the full year 2016, the loan loss provision totaled $0.8 million compared to $1.6 million for 2015.  For 2016, the lower level of loan loss provision reflects continued favorable problem loan migration and lower net loan charge-offs, partially offset by growth in the loan portfolio.  Net loan charge-offs for the fourth quarter of 2016 totaled $0.8 million compared to net loan recoveries of $0.1 million for the third quarter of 2016 and net loan charge-offs of $1.3 million for the fourth quarter of 2015.  For the full year 2016, net loan charge-offs totaled $1.3 million (consisting of gross charge-offs of $4.7 million, less recoveries of $3.4 million), or 0.09% of average loans compared to $5.2 million, or 0.35% for 2015.  As of December 31, 2016, the allowance for loan losses of $13.4 million was 0.86% of outstanding loans (net of overdrafts) and provided coverage of 157% of nonperforming loans compared to 0.88% and 160%, respectively, as of September 30, 2016 and 0.93% and 135%, respectively, as of December 31, 2015.

Noninterest income for the fourth quarter of 2016 totaled $12.8 million, a decrease of $0.2 million, or 1.8%, from the third quarter of 2016 and a decrease of $0.4 million, or 3.4%, from the fourth quarter of 2015.  The decrease from the third quarter of 2016 reflects lower deposit fees of $0.1 million and mortgage banking fees of $0.1 million.  Compared to the fourth quarter of 2015, the decrease reflects lower deposit fees of $0.4 million, wealth management fees of $0.2 million, and bank card fees of $0.1 million, partially offset by higher mortgage banking fees of $0.3 million.  For the full year 2016, noninterest income totaled $53.7 million, a $0.4 million decrease from 2015, primarily attributable to lower deposit fees of $1.3 million and wealth management fees of $0.5 million partially offset by higher other income of $0.8 million and mortgage banking fees of $0.6 million.  The decrease in deposit fees reflects lower overdraft service fees attributable to a reduction in accounts using this service as well as lower utilization by existing users.  The reduction in wealth management fees generally reflects lower trading volume by our retail brokerage clients.  The favorable variance in other income primarily reflects a $2.5 million gain from the partial retirement of our trust preferred securities (“TRUPs”) in 2016, partially offset by higher BOLI income of $1.7 million in 2015.  Strong residential home sales activity in our markets drove the improvement in mortgage banking fees.

Noninterest expense for the fourth quarter of 2016 totaled $27.6 million, a decrease of $0.5 million, or 1.6%, from the third quarter of 2016 reflective of lower other real estate owned (“OREO”) expense of $0.5 million, other expense of $0.5 million, and occupancy expense of $0.2 million, partially offset by higher compensation expense of $0.7 million.  Compared to the fourth quarter of 2015, noninterest expense decreased $0.7 million, or 2.5%, due to lower OREO expense of $0.9 million, other expense of $0.6 million, and occupancy expense of $0.1 million, partially offset by higher compensation expense of $0.9 million.  For the full year 2016, noninterest expense totaled $113.2 million, a decrease of $2.1 million, or 1.8%, from 2015 reflective of lower OREO expense of $1.3 million, other expense of $0.9 million and compensation expense of $0.4 million, partially offset by higher occupancy expense of $0.5 million.  Lower carrying costs drove the reduction in OREO expense.  The reduction in other expense was primarily attributable to lower FDIC insurance fees and professional fees, partially offset by higher telephone expense.  The decrease in compensation reflects a higher level of deferred loan cost (which reduces salary expense) partially offset by higher pension plan expense.  The increase in occupancy expense was primarily due to higher depreciation expense reflective of technology investments in our banking offices and security infrastructure, and to a lesser extent higher maintenance costs for building and furniture/equipment.

We realized income tax expense of $1.5 million (32% effective rate) for the fourth quarter of 2016 compared to $1.4 million (33% effective rate) for the third quarter of 2016 and $1.6 million (38% effective rate) for the fourth quarter of 2015.  For the full year 2016, income tax expense totaled $5.9 million (33% effective rate) compared to $4.5 million (33% effective rate) for 2015.  Absent future discrete events, we anticipate our effective tax rate will remain in the range of 34%-35%.

Discussion of Financial Condition

Average earning assets were $2.423 billion for the fourth quarter of 2016, an increase of $5.4 million, or 0.2%, over the third quarter of 2016, and an increase of $69.7 million, or 3.0%, over the fourth quarter of 2015.  The change in earning assets over both periods reflects a higher level of total deposits. Additionally, growth in both the loan and investment portfolios led to a more favorable earning asset mix.

We maintained an average net overnight funds (deposits with banks plus fed funds sold less fed funds purchased) sold position of $145.5 million during the fourth quarter of 2016 compared to an average net overnight funds sold position of $166.2 million in the third quarter of 2016 and $222.8 million in the fourth quarter of 2015. The decrease in net overnight funds compared to the third quarter of 2016 reflects an increase in both the investment and loan portfolios.  The decrease in net overnight funds compared to the fourth quarter of 2015 reflects growth in the loan and investment portfolios, and a reduction in both short-term and long-term borrowings, partially offset by growth in deposit balances.

Average loans increased $17.4 million, or 1.1% when compared to the third quarter of 2016, and have grown $80.7 million, or 5.4% when compared to the fourth quarter of 2015. The increase compared to the third quarter of 2016 reflects growth in all loan types except institutional and residential mortgages. Growth over the fourth quarter of 2015 was experienced in all loan products, with the exception of residential mortgages.

Without compromising our credit standards or taking on inordinate interest rate risk, we continue to make minor modifications on some of our lending programs to try to mitigate the impact that consumer and business deleveraging has had on our portfolio.  These programs, coupled with economic improvements in our anchor markets, have helped to increase overall production.

Nonperforming assets (nonaccrual loans and OREO) totaled $19.2 million at year-end 2016, a decrease of $2.2 million, or 10%, from the third quarter of 2016 and $10.4 million, or 35%, from year-end 2015.  Nonaccrual loans totaled $8.5 million at year-end 2016, a $0.1 million decrease from the third quarter of 2016 and a $1.8 million decrease from year-end 2015.  Nonaccrual loan additions totaled $3.9 million in the fourth quarter of 2016 and $13.1 million for the full year 2016, which compares to $3.6 million and $15.7 million, respectively, for the same periods of 2015.  The balance of OREO totaled $10.6 million at year-end 2016, a decrease of $2.1 million and $8.7 million, respectively, from the third quarter of 2016 and year-end 2015.  For the fourth quarter of 2016, we added properties totaling $0.7 million, sold properties totaling $2.4 million, and recorded valuation adjustments totaling $0.4 million.  For the full year 2016, we added properties totaling $4.0 million, sold properties totaling $10.3 million, and recorded valuation adjustments totaling $2.4 million.  Nonperforming assets represented 0.67% of total assets as of December 31, 2016 compared to 0.78% as of September 30, 2016 and 1.06% as of December 31, 2015.

Average total deposits were $2.307 billion for the fourth quarter of 2016, an increase of $18.2 million, or 0.8%, over the third quarter of 2016, and an increase of $132.2 million, or 6.1% over the fourth quarter of 2015. The increase in deposits when compared to both periods reflects growth in all deposit products except money market accounts and certificates of deposit.  The seasonal inflow of public fund balances began late in the fourth quarter of 2016, and is expected to peak during the first quarter of 2017 for this cycle.

Deposit levels remain strong, particularly given the recent increase in the fed funds rate, and average core deposits continue to experience growth. Competitive rates are monitored on an ongoing basis as a prudent pricing discipline remains the key to managing our mix of deposits.

Compared to the third quarter of 2016, average borrowings decreased $3.5 million primarily due to payoffs of FHLB advances. Compared to the fourth quarter of 2015, average borrowings decreased by $74.5 million due to a partial redemption of subordinated debt and a decline in repurchase agreements.

Shareowners’ equity was $275.2 million as of December 31, 2016, compared to $276.6 million as of September 30, 2016 and $274.4 million as of December 31, 2015.  During 2016, shareowners’ equity was positively impacted by net income of $11.7 million, stock compensation accretion of $1.3 million, and net adjustments totaling $1.0 million related to transactions under our stock compensation plans.  Shareowners’ equity was reduced by common stock dividends of $2.9 million ($0.17 per share), common stock share repurchases totaling $6.3 million (435,461 shares), a $3.5 million increase in the accumulated other comprehensive loss for our pension plan, and a net increase of $0.5 million in the unrealized loss on investment securities.  Our leverage ratio was 10.23%, 10.12%, and 10.65%, respectively, for these periods.  Further, as of December 31, 2016, our risk-adjusted capital ratio was 16.28% compared to 16.28% and 17.25% at September 30, 2016 and December 31, 2015, respectively.  Our common equity tier 1 ratio was 12.61% as of December 31, 2016, compared to 12.55% as of September 30, 2016 and 12.84% as of December 31, 2015.  All of our capital ratios significantly exceed the threshold to be designated as “well-capitalized” under the Basel III capital standards.  Share repurchase activity and the partial retirement of TRUPs during 2016 unfavorably impacted our regulatory capital ratios by approximately 38 basis points and 50 basis points, respectively.

About Capital City Bank Group, Inc.

Capital City Bank Group, Inc. (Nasdaq: CCBG) is one of the largest publicly traded financial holding companies headquartered in Florida and has approximately $2.8 billion in assets.  We provide a full range of banking services, including traditional deposit and credit services, mortgage banking, asset management, trust, merchant services, bankcards, data processing and securities brokerage services.  Our bank subsidiary, Capital City Bank, was founded in 1895 and now has 60 banking offices and 71 ATMs in Florida, Georgia and Alabama.  For more information about Capital City Bank Group, Inc., visit www.ccbg.com.

FORWARD-LOOKING STATEMENTS

Forward-looking statements in this Press Release are based on current plans and expectations that are subject to uncertainties and risks, which could cause the Company’s future results to differ materially.  The following factors, among others, could cause the Company’s actual results to differ: the accuracy of the Company’s financial statement estimates and assumptions; legislative or regulatory changes, including the Dodd-Frank Act, Basel III, and the ability to repay and qualified mortgage standards; fluctuations in inflation, interest rates, or monetary policies; the effects of security breaches and computer viruses that may affect the Company’s computer systems or fraud related to debit card products; changes in consumer spending and savings habits; the Company’s growth and profitability; the strength of the U.S. economy and the local economies where the Company conducts operations; the effects of the Company’s lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; harsh weather conditions and man-made disasters; changes in the stock market and other capital and real estate markets; customer acceptance of third-party products and services; increased competition and its effect on pricing, including the long-term impact on our net interest margin from the repeal of Regulation Q; negative publicity and the impact on our reputation; technological changes, especially changes that allow out of market competitors to compete in our markets; changes in accounting; and the Company’s ability to manage the risks involved in the foregoing.  Additional factors can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and the Company’s other filings with the SEC, which are available at the SEC’s internet site (http://www.sec.gov).  Forward-looking statements in this Press Release speak only as of the date of the Press Release, and the Company assumes no obligation to update forward-looking statements or the reasons why actual results could differ.

USE OF NON-GAAP FINANCIAL MEASURE

We present a tangible common equity ratio and a tangible book value per diluted share that removes the effect of goodwill resulting from merger and acquisition activity.  We believe these measures are useful to investors because it allows investors to more easily compare our capital adequacy to other companies in the industry.  The GAAP to non-GAAP reconciliation is provided below.

(Dollars in Thousands)		Dec 31, 2016	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016	Dec 31, 2015
TANGIBLE COMMON EQUITY RATIO
Shareowners' Equity (GAAP)		$275,168	$276,624	$274,824	$276,833	$274,352
Less: Goodwill (GAAP)		84,811	84,811	84,811	84,811	84,811
Tangible Shareowners' Equity (non-GAAP)	A	190,357	191,813	190,013	192,022	189,541
Total Assets (GAAP)		2,845,197	2,753,154	2,767,635	2,792,186	2,797,860
Less: Goodwill (GAAP)		84,811	84,811	84,811	84,811	84,811
Tangible Assets (non-GAAP)	B	$2,760,386	$2,668,343	$2,682,824	$2,707,375	$2,713,049
Tangible Common Equity Ratio (non-GAAP)	A/B	6.90%	7.19%	7.08%	7.09%	6.99%
Actual Diluted Shares Outstanding (GAAP)	C	16,949	16,874	16,855	17,254	17,226
Tangible Book Value per Diluted Share (non-GAAP)	A/C	$11.23	$11.37	$11.27	$11.13	$11.00

CAPITAL CITY BANK GROUP, INC.
EARNINGS HIGHLIGHTS
Unaudited

	Three Months Ended			Twelve Months Ended
(Dollars in thousands, except per share data)	Dec 31, 2016	Sep 30, 2016	Dec 31, 2015	Dec 31, 2016	Dec 31, 2015
EARNINGS
Net Income	$3,296	$2,873	$2,602	$11,746	$9,116
Diluted Net Income Per Share	$0.20	$0.17	$0.16	$0.69	$0.53
PERFORMANCE
Return on Average Assets	0.48%	0.42%	0.39%	0.43%	0.34%
Return on Average Equity	4.70%	4.12%	3.74%	4.22%	3.31%
Net Interest Margin	3.34%	3.23%	3.37%	3.25%	3.31%
Noninterest Income as % of Operating Revenue	38.91%	40.24%	40.05%	40.78%	41.47%
Efficiency Ratio	83.23%	85.92%	85.11%	85.34%	87.94%
CAPITAL ADEQUACY
Tier 1 Capital	15.51%	15.48%	16.42%	15.51%	16.42%
Total Capital	16.28%	16.28%	17.25%	16.28%	17.25%
Tangible Common Equity (1)	6.90%	7.19%	6.99%	6.90%	6.99%
Leverage	10.23%	10.12%	10.65%	10.23%	10.65%
Common Equity Tier 1	12.61%	12.55%	12.84%	12.61%	12.84%
Equity to Assets	9.67%	10.05%	9.81%	9.67%	9.81%
ASSET QUALITY
Allowance as % of Non-Performing Loans	157.40%	159.56%	135.40%	157.40%	135.40%
Allowance as a % of Loans	0.86%	0.88%	0.93%	0.86%	0.93%
Net Charge-Offs as % of Average Loans	0.20%	(0.02)%	0.34%	0.09%	0.35%
Nonperforming Assets as % of Loans and ORE	1.21%	1.35%	1.94%	1.21%	1.94%
Nonperforming Assets as % of Total Assets	0.67%	0.78%	1.06%	0.67%	1.06%
STOCK PERFORMANCE
High	$23.15	$15.35	$16.05	$23.15	$16.33
Low	14.29	13.32	13.56	12.83	13.16
Close	$20.48	$14.77	$15.35	$20.48	$15.35
Average Daily Trading Volume	23,371	19,696	19,500	21,473	21,073

(1) Tangible common equity ratio is a non-GAAP financial measure. For additional information, including a reconciliation to GAAP, refer to page 4.

CAPITAL CITY BANK GROUP, INC.
CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
Unaudited

	2016				2015
(Dollars in thousands)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
ASSETS
Cash and Due From Banks	$48,268	$79,608	$51,766	$45,914	$51,288
Funds Sold and Interest Bearing Deposits	247,779	144,576	220,719	304,908	327,617
Total Cash and Cash Equivalents	296,047	224,184	272,485	350,822	378,905

Investment Securities Available for Sale	522,734	500,139	485,848	462,444	451,028
Investment Securities Held to Maturity	177,365	189,928	204,474	187,079	187,892
Total Investment Securities	700,099	690,067	690,322	649,523	638,920

Loans Held for Sale	10,886	10,510	12,046	10,475	11,632

Loans, Net of Unearned Interest
Commercial, Financial, & Agricultural	216,404	223,278	207,105	183,681	179,816
Real Estate - Construction	58,443	54,107	46,930	42,538	46,484
Real Estate - Commercial	503,978	497,775	485,329	503,259	499,813
Real Estate - Residential	272,895	276,193	280,015	285,772	285,748
Real Estate - Home Equity	236,512	235,433	235,394	234,128	233,901
Consumer	262,735	258,173	252,347	245,197	240,434
Other Loans	8,614	10,875	11,177	10,297	4,837
Overdrafts	1,708	1,678	2,177	1,963	1,242
Total Loans, Net of Unearned Interest	1,561,289	1,557,512	1,520,474	1,506,835	1,492,275
Allowance for Loan Losses	(13,431)	(13,744)	(13,677)	(13,613)	(13,953)
Loans, Net	1,547,858	1,543,768	1,506,797	1,493,222	1,478,322

Premises and Equipment, Net	95,476	96,499	97,313	98,029	98,819
Goodwill	84,811	84,811	84,811	84,811	84,811
Other Real Estate Owned	10,638	12,738	14,622	17,450	19,290
Other Assets	99,382	90,577	89,240	87,854	87,161
Total Other Assets	290,307	284,625	285,986	288,144	290,081

Total Assets	$2,845,197	$2,753,154	$2,767,636	$2,792,186	$2,797,860

LIABILITIES
Deposits:
Noninterest Bearing Deposits	$791,182	$801,671	$798,219	$790,040	$758,283
NOW Accounts	904,014	793,363	804,263	786,432	848,330
Money Market Accounts	252,800	257,004	259,813	254,682	248,367
Regular Savings Accounts	304,680	298,682	294,432	286,807	269,162
Certificates of Deposit	159,610	164,387	168,079	173,447	178,707
Total Deposits	2,412,286	2,315,107	2,324,806	2,291,408	2,302,849

Short-Term Borrowings	12,749	12,113	9,609	62,922	61,058
Subordinated Notes Payable	52,887	52,887	52,887	62,887	62,887
Other Long-Term Borrowings	14,881	21,368	26,401	27,062	28,265
Other Liabilities	77,226	75,055	79,109	71,074	68,449

Total Liabilities	2,570,029	2,476,530	2,492,812	2,515,353	2,523,508

SHAREOWNERS' EQUITY
Common Stock	168	168	168	172	172
Additional Paid-In Capital	34,188	33,152	32,855	38,671	38,256
Retained Earnings	267,037	264,581	262,380	259,139	258,181
Accumulated Other Comprehensive Loss, Net of Tax	(26,225)	(21,277)	(20,579)	(21,149)	(22,257)

Total Shareowners' Equity	275,168	276,624	274,824	276,833	274,352

Total Liabilities and Shareowners' Equity	$2,845,197	$2,753,154	$2,767,636	$2,792,186	$2,797,860

OTHER BALANCE SHEET DATA
Earning Assets	$2,520,053	$2,402,664	$2,443,561	$2,471,741	$2,470,445
Interest Bearing Liabilities	1,701,621	1,599,804	1,615,484	1,654,239	1,696,776

Book Value Per Diluted Share	$16.23	$16.39	$16.31	$16.04	$15.93
Tangible Book Value Per Diluted Share(1)	11.23	11.37	11.27	11.13	11.00

Actual Basic Shares Outstanding	16,845	16,807	16,804	17,222	17,157
Actual Diluted Shares Outstanding	16,949	16,874	16,855	17,254	17,226

(1) Tangible book value per diluted share is a non-GAAP financial measure. For additional information, including a reconciliation to GAAP, refer to page 4.

CAPITAL CITY BANK GROUP, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
Unaudited

						Twelve Months Ended
	2016				2015	December 31,
(Dollars in thousands, except per share data)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	2016	2015

INTEREST INCOME
Interest and Fees on Loans	$18,671	$18,046	$18,105	$18,045	$18,861	$72,867	$73,169
Investment Securities	1,949	1,846	1,751	1,637	1,572	7,183	5,857
Funds Sold	212	212	318	362	169	1,104	632
Total Interest Income	20,832	20,104	20,174	20,044	20,602	81,154	79,658

INTEREST EXPENSE
Deposits	224	223	211	221	219	879	944
Short-Term Borrowings	57	43	38	10	9	148	59
Subordinated Notes Payable	363	341	343	387	354	1,434	1,368
Other Long-Term Borrowings	129	177	206	216	226	728	936
Total Interest Expense	773	784	798	834	808	3,189	3,307
Net Interest Income	20,059	19,320	19,376	19,210	19,794	77,965	76,351
Provision for Loan Losses	464	-	(97)	452	513	819	1,594
Net Interest Income after Provision for Loan Losses	19,595	19,320	19,473	18,758	19,281	77,146	74,757

NONINTEREST INCOME
Deposit Fees	5,238	5,373	5,321	5,400	5,664	21,332	22,608
Bank Card Fees	2,754	2,759	2,855	2,853	2,866	11,221	11,278
Wealth Management Fees	1,773	1,774	1,690	1,792	1,893	7,029	7,533
Mortgage Banking Fees	1,392	1,503	1,267	1,030	1,043	5,192	4,539
Other	1,621	1,602	4,082	1,602	1,755	8,907	8,133
Total Noninterest Income	12,778	13,011	15,215	12,677	13,221	53,681	54,091

NONINTEREST EXPENSE
Compensation	16,699	15,993	16,051	16,241	15,833	64,984	65,414
Occupancy, Net	4,519	4,734	4,584	4,459	4,638	18,296	17,738
Other Real Estate, Net	343	821	1,060	1,425	1,241	3,649	4,971
Other	5,999	6,474	7,007	6,805	6,568	26,285	27,150
Total Noninterest Expense	27,560	28,022	28,702	28,930	28,280	113,214	115,273

OPERATING PROFIT	4,813	4,309	5,986	2,505	4,222	17,613	13,575
Income Tax Expense	1,517	1,436	2,056	858	1,620	5,867	4,459
NET INCOME	$3,296	$2,873	$3,930	$1,647	$2,602	$11,746	$9,116

PER SHARE DATA
Basic Net Income	$0.20	$0.17	$0.22	$0.10	$0.16	$0.69	$0.53
Diluted Net Income	0.20	0.17	0.22	0.10	0.16	0.69	0.53
Cash Dividend	$0.05	$0.04	$0.04	$0.04	$0.04	$0.17	$0.13
AVERAGE SHARES
Basic	16,809	16,804	17,144	17,202	17,145	16,989	17,273
Diluted	16,913	16,871	17,196	17,235	17,214	17,061	17,318

CAPITAL CITY BANK GROUP, INC.
ALLOWANCE FOR LOAN LOSSES
AND RISK ELEMENT ASSETS
Unaudited

						Twelve Months Ended
	2016				2015	December 31,
(Dollars in thousands, except per share data)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	2016	2015

ALLOWANCE FOR LOAN LOSSES
Balance at Beginning of Period	$13,744	$13,677	$13,613	$13,953	$14,737	$13,953	$17,539
Provision for Loan Losses	464	-	(97)	452	513	819	1,594
Net Charge-Offs (Recoveries)	777	(67)	(161)	792	1,297	1,341	5,180
Balance at End of Period	$13,431	$13,744	$13,677	$13,613	$13,953	$13,431	$13,953
As a % of Loans	0.86%	0.88%	0.89%	0.90%	0.93%	0.86%	0.93%
As a % of Nonperforming Loans	157.40%	159.56%	166.50%	150.44%	135.40%	157.40%	135.40%

CHARGE-OFFS
Commercial, Financial and Agricultural	$377	$143	$304	$37	$135	$861	$1,029
Real Estate - Construction	-	-	-	-	-	-	-
Real Estate - Commercial	70	5	-	274	87	349	1,250
Real Estate - Residential	120	96	205	478	587	899	1,852
Real Estate - Home Equity	38	51	146	215	397	450	1,403
Consumer	771	479	438	439	656	2,127	1,901
Total Charge-Offs	$1,376	$774	$1,093	$1,443	$1,862	$4,686	$7,435

RECOVERIES
Commercial, Financial and Agricultural	$50	$199	$49	$39	$57	$337	$239
Real Estate - Construction	-	-	-	-	-	-	-
Real Estate - Commercial	45	45	237	81	13	408	183
Real Estate - Residential	277	139	579	236	264	1,231	705
Real Estate - Home Equity	32	237	81	59	37	409	136
Consumer	195	221	308	236	194	960	992
Total Recoveries	$599	$841	$1,254	$651	$565	$3,345	$2,255

NET CHARGE-OFFS (RECOVERIES)	$777	$(67)	$(161)	$792	$1,297	$1,341	$5,180

Net Charge-Offs as a % of Average Loans (1)	0.20%	(0.02)%	(0.04)%	0.21%	0.34%	0.09%	0.35%

RISK ELEMENT ASSETS
Nonaccruing Loans	$8,533	$8,614	$8,214	$9,049	$10,305
Other Real Estate Owned	10,638	12,738	14,622	17,450	19,290
Total Nonperforming Assets	$19,171	$21,352	$22,836	$26,499	$29,595

Past Due Loans 30-89 Days	$6,438	$5,667	$3,872	$3,599	$5,775
Past Due Loans 90 Days or More	-	-	-	-	-
Classified Loans	41,507	43,228	45,058	49,780	53,551
Performing Troubled Debt Restructuring's	$38,233	$35,046	$35,526	$36,700	$35,634

Nonperforming Loans as a % of Loans	0.54%	0.55%	0.54%	0.60%	0.69%
Nonperforming Assets as a % of
Loans and Other Real Estate	1.21%	1.35%	1.48%	1.73%	1.94%
Nonperforming Assets as a % of Total Assets	0.67%	0.78%	0.83%	0.95%	1.06%

(1) Annualized

CAPITAL CITY BANK GROUP, INC.
AVERAGE BALANCE AND INTEREST RATES(1)
Unaudited

	Fourth Quarter 2016			Third Quarter 2016			Second Quarter 2016				First Quarter 2016				Fourth Quarter 2015			Dec 2016 YTD			Dec 2015 YTD
(Dollars in thousands)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance		Interest	Average Rate	Average Balance		Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
ASSETS:
Loans, Net of Unearned Interest	$1,573,264	18,827	4.76%	$1,555,889	18,216	4.66%	$1,531,777		18,233	4.79%	$1,507,508		18,141	4.84%	$1,492,521	18,952	5.04%	$1,542,232	73,417	4.76%	$1,474,833	73,436	4.98%

Investment Securities
Taxable Investment Securities	614,560	1,726	1.12	606,606	1,632	1.07	571,343		1,539	1.08	552,092		1,420	1.03	544,542	1,365	0.99	586,284	6,317	1.08	530,297	5,223	0.98
Tax-Exempt Investment Securities	90,046	343	1.52	89,241	327	1.47	90,030		325	1.44	94,951		332	1.40	93,838	328	1.40	91,059	1,327	1.46	81,748	1,005	1.23

Total Investment Securities	704,606	2,069	1.17	695,847	1,959	1.12	661,373		1,864	1.13	647,043		1,752	1.09	638,380	1,693	1.05	677,343	7,644	1.13	612,045	6,228	1.02

Funds Sold	145,518	212	0.58	166,207	212	0.51	254,627		318	0.50	286,167		362	0.51	222,828	169	0.30	212,817	1,104	0.52	237,976	632	0.27

Total Earning Assets	2,423,388	$21,108	3.47%	2,417,943	$20,387	3.35%	2,447,777		$20,415	3.35%	2,440,718		$20,255	3.34%	2,353,729	$20,814	3.51%	2,432,392	$82,165	3.38%	2,324,854	$80,296	3.45%

Cash and Due From Banks	50,207			45,139			46,605				47,834				45,875			47,447			48,195
Allowance for Loan Losses	(14,017)			(14,052)			(14,254)				(13,999)				(14,726)			(14,080)			(15,876)
Other Assets	283,885			285,435			287,726				289,193				293,336			286,550			302,144

Total Assets	$2,743,463			$2,734,465			$2,767,854				$2,763,746				$2,678,214			$2,752,309			$2,659,317

LIABILITIES:
Interest Bearing Deposits
NOW Accounts	$782,518	$78	0.04%	$774,899	$78	0.04%	$762,667		$67	0.04%	$798,996		$69	0.03%	$725,538	$62	0.03%	$779,764	$292	0.04%	$747,297	$254	0.03%
Money Market Accounts	257,398	31	0.05	258,183	30	0.05	257,000		30	0.05	252,446		29	0.05	259,091	30	0.05	256,265	120	0.05	257,920	134	0.05
Savings Accounts	303,006	37	0.05	297,172	37	0.05	291,210		36	0.05	277,745		34	0.05	266,468	33	0.05	292,326	144	0.05	255,397	126	0.05
Time Deposits	161,859	78	0.19	165,324	78	0.19	170,837		78	0.19	177,057		89	0.20	180,124	94	0.21	168,741	323	0.19	186,944	430	0.23
Total Interest Bearing Deposits	1,504,781	224	0.06%	1,495,578	223	0.06%	1,481,714	-	211	0.06%	1,506,244	-	221	0.06%	1,431,221	219	0.06%	1,497,096	879	0.06%	1,447,558	944	0.07%

Short-Term Borrowings	14,768	57	1.54%	12,162	43	1.39%	53,691		38	0.28%	66,938		10	0.06%	68,093	9	0.06%	36,762	148	0.40%	58,481	59	0.10%
Subordinated Notes Payable	52,887	363	2.68	52,887	341	2.52	54,316		343	2.50	62,887		387	2.43	62,887	354	2.20	55,729	1,434	2.53	62,887	1,368	2.14
Other Long-Term Borrowings	17,473	129	2.93	23,629	177	2.98	26,721		206	3.11	27,769		216	3.12	28,618	226	3.14	23,880	728	3.05	29,698	936	3.15

Total Interest Bearing Liabilities	1,589,909	$773	0.20%	1,584,256	$784	0.20%	1,616,442		$798	0.20%	1,663,838		$834	0.20%	1,590,819	$808	0.20%	1,613,467	$3,189	0.20%	1,598,624	$3,307	0.21%

Noninterest Bearing Deposits	802,136			793,163			794,839				752,356				743,497			785,689			715,883
Other Liabilities	72,475			79,639			77,041				70,088				68,005			74,818			69,666

Total Liabilities	2,464,520			2,457,058			2,488,322				2,486,282				2,402,321			2,473,974			2,384,173

SHAREOWNERS' EQUITY:	278,943			277,407			279,532				277,464				275,893			278,335			275,144

Total Liabilities and Shareowners' Equity	$2,743,463			$2,734,465			$2,767,854				$2,763,746				$2,678,214			$2,752,309			$2,659,317

Interest Rate Spread		$20,335	3.27%		$19,603	3.15%			$19,617	3.15%			$19,421	3.14%		$20,006	3.31%		$78,976	3.18%		$76,989	3.25%

Interest Income and Rate Earned(1)		21,108	3.47		20,387	3.35			20,415	3.35			20,255	3.34		20,814	3.51		82,165	3.38		80,296	3.45
Interest Expense and Rate Paid(2)		773	0.13		784	0.13			798	0.13			834	0.14		808	0.14		3,189	0.13		3,307	0.14

Net Interest Margin		$20,335	3.34%		$19,603	3.23%			$19,617	3.22%			$19,421	3.20%		$20,006	3.37%		$78,976	3.25%		$76,989	3.31%

(1) Interest and average rates are calculated on a tax-equivalent basis using the 35% Federal tax rate.
(2) Rate calculated based on average earning assets.